UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) January 27, 2005

Nextel Partners, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-29633	91-1930918

(Commission File Number)	(IRS Employer Identification No.)

4500 Carillon Point
Kirkland, Washington 98033

(Address of Principal Executive Offices)	(Zip Code)

(425) 576-3600

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

     Effective as of January 27, 2005, the Compensation Committee of the Board of Directors of Nextel Partners, Inc. (“Nextel Partners”) adopted a Retention and Severance Program in connection with the proposed merger between Nextel Communications, Inc. (“Nextel”) and Sprint Corporation (“Sprint”). It is anticipated that the closing of the Sprint – Nextel merger will trigger rights of holders of Nextel Partners’ Class A common stock to vote to sell their shares to Nextel in accordance with the terms of Nextel Partners’ Certificate of Incorporation, as amended (the “Put Right”). The objectives of Nextel Partners’ Retention and Severance Program are: (i) to retain officers and critical employees during the period leading up to the potential change in control of Nextel Partners; (ii) to provide an incentive for officers and employees to maximize the value of Nextel Partners prior to the potential change in control of Nextel Partners; and (iii) to successfully complete a change in control of Nextel Partners if the Put Right is exercised.

     Under the Retention and Severance Program, all executive officers of Nextel Partners will be eligible to receive a cash incentive payment equal to 100% of their base salary and annual performance bonus if there is a change in control of Nextel Partners (the “Retention Payment”). The actual amount of the Retention Payment is tied to the achievement of certain 2005 operating objectives and may increase or decrease depending on achievement of these goals. For executive officers, 50% of the Retention Payment is payable at the time of a change in control of Nextel Partners. The balance of the Retention Payment is payable on the earlier of: (i) the date the executive officer is terminated without cause or resigns for good reason after a change in control or (ii) six months after a change in control.

     In addition to the Retention Payment, if an executive officer is involuntarily terminated other than for cause or resigns for good reason within one year after a change in control, the executive officer will receive a cash severance payment equal to 200% of his base salary and annual performance bonus plus medical and dental benefits for two years. If an executive officer is involuntarily terminated other than for cause or resigns for good reason within 12 to 18 months after a change in control, the executive officer will receive a cash severance payment equal to 100% of his base salary and annual performance bonus plus medical and dental benefits for one year. Any cash severance payment will be made on the last day worked. If an executive officer voluntarily resigns without good reason or his employment is terminated for cause, the executive officer will not receive any cash severance payment or additional benefits.

     In addition to the cash Retention Payment, the executive officers of Nextel Partners were granted stock options. These stock options vest in four equal annual installments beginning on the first anniversary of the date of grant. In the event of a change in control of Nextel Partners, these options will automatically vest in full if Nextel Partners has achieved certain 2005 operating objectives.

     Nextel Partners’ Retention and Severance Program also provides other employees with cash retention incentives and cash severance. In addition, the Board of Directors of Nextel Partners has determined that all employee stock options granted before January 1, 2005 will automatically vest in full upon a change in control of Nextel Partners.

     It is expected that the executive officers’ employment agreements will be amended consistent with the Retention and Severance Program.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXTEL PARTNERS, INC.

Date: February 1, 2005	/s/ Barry Rowan

Barry Rowan, Vice President, Chief Financial Officer and Treasurer